UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 28, 2021

Inovalon Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36841	47-1830316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4321 Collington Road
Bowie,	Maryland	20716
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (301) 809-4000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name Of Each Exchange On Which Registered
Class A Common Stock, $0.000005 par value per share	INOV	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers;     Compensatory Arrangements of Certain Officers.

On June 28, 2021, Inovalon Holdings, Inc. (the “Company”) announced the appointment of Eron S. Kelly as the Company’s new Corporate President, effective June 28, 2021. As previously disclosed, the Company’s former Corporate President, Robert A. Wychulis, transitioned from the role of Corporate President to that of an Inovalon Fellow on December 31, 2020. In his role as Corporate President, Mr. Kelly, age 49, will lead and be responsible for the management, operation, and results of the Company’s multiple business units, their respective growth, product offerings, value achievement, and performance, as well as related support of customer and strategic relationships, total customer experience, and industry leadership.

Prior to joining the Company, Mr. Kelly was an executive at Amazon where he served as the General Manager of World-Wide Product Marketing for Amazon Web Services (AWS) for more than 40 services across six major categories, including Compute, Storage, Hybrid Cloud, Networking and Global Infrastructure, Business Applications and End User Computing. Prior to joining Amazon in 2017, Mr. Kelly served as the General Manager and World-Wide Sales Leader at Microsoft for their cloud-based Office 365 suite where he was responsible for the go-to-market strategy, sales execution, and global growth results, successfully increasing enterprise sales from $3 billion to $7 billion over a three-year period.

Prior to joining Microsoft in 2000, Mr. Kelly served as an officer in the United States Air Force as a Program Manager, Materials Directorate, at the Air Force Research laboratory in Dayton, Ohio. He graduated cum laude with a Bachelor of Science in Electrical Engineering from Princeton University, and received a masters in business administration from Harvard Business School.

Mr. Kelly has entered into the Company’s standard Employment Agreement for executives (the “Employment Agreement”). There are no family relationships between Mr. Kelly and any director, executive officer, or any person nominated or chosen by the Company to become a director or executive officer. There are no actual or proposed transactions between Mr. Kelly or any related persons (as defined in Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and the Company that would require disclosure under Item 404(a) of Regulation S-K under the Exchange Act other than with respect to the terms of his engagement with the Company, as described below.

Pursuant to the terms of his Employment Agreement, Mr. Kelly will receive an annual base salary of $450,000 per year and be eligible for an annual performance-based incentive bonus opportunity of up to 300% of his base salary in a combination of cash and equity. In addition, Mr. Kelly will receive a one-time equity award of $8,000,000 in the form of shares of restricted Class A common stock of the Company, issuable under the Company’s Amended & Restated 2015 Omnibus Equity Incentive Plan, with 50% of such initial award vesting annually over a five year period, and the remaining 50% vesting annually subject to the achievement of certain annual performance metrics, all as subject to approval by the Board of Directors of the Company.

On June 28, 2021, the Company issued a press release announcing the appointment of Mr. Kelly as Corporate President. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01.  Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
99.1*	Press Release dated June 28, 2021

101.SCH	Inline XBRL Taxonomy Extension Schema Document

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE	Cover Page Interactive Data File
* Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INOVALON HOLDINGS, INC.

Dated: June 28, 2021	By:	/s/ KEITH R. DUNLEAVY, M.D.
Keith R. Dunleavy, M.D.
Chief Executive Officer and Chairman